LANDRY’S RESTAURANTS, INC. ANNOUNCES CLOSING
OF PRIVATE PLACEMENT OF $47.0 MILLION
OF SENIOR SECURED NOTES—APPROVAL OF OCEANAIRE ACQUISITION

HOUSTON, Texas (April 28, 2010) – Landry’s Restaurants, Inc. (NYSE: “LNY”) (“Landry’s” or the “Company”) today announced that it has closed on its offering of an additional $47.0 million in aggregate principal amount of 11 5/8% senior secured notes due 2015 (the “Additional Notes”). The Company received proceeds of $49.8 million as a result of the sale of the Additional Notes. The offering of the Additional Notes was led by Jefferies & Company, Inc., as sole book-running manager. Proceeds from the offering will be used to pay for the acquisition of The Oceanaire, Inc. (“Oceanaire”), to repay outstanding revolver balances and for general corporate purposes.

The Company further stated that the Bankruptcy Court had approved its plan to acquire Oceanaire for approximately $23.4 million plus the assumption of certain additional working capital liabilities. The acquisition is expected to close on or about April 30, 2010.

About Landry’s Restaurants, Inc.

Landry’s is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casinos in Las Vegas and Laughlin, Nevada.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the currently pending merger agreement with Fertitta Group, Inc.; the outcome of any legal proceedings that have been, or may be, instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, negative same store sales and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010